Exhibit 99.1

Press Release

Investors	Media
Nancy Murphy	Michelle Kersch
(904) 854-8640; nancy.murphy@lpsvcs.com	(904) 854-5043; michelle.kersch@lpsvcs.com

Lender Processing Services, Inc. Announces an Adjustment to the Consideration Mix in its Acquisition by Fidelity National Financial, Inc.

Jacksonville, Fla. -- (June 19, 2013) -- Lender Processing Services, Inc. (NYSE:LPS), a leading provider of integrated technology, services, data and analytics to the mortgage and real estate industries, today announced that Fidelity National Financial, Inc. (NYSE: FNF) has exercised its option to adjust the consideration mix in its previously announced acquisition of LPS by increasing the cash component of the total consideration by approximately $500 million and correspondingly decreasing the stock component of the total consideration by an equal amount.

FNF will directly provide $300 million of the $500 million increase, with funds affiliated with Thomas H. Lee Partners, L.P. (“THL”) providing the remaining $200 million.  The total consideration will be unchanged and the additional $500 million cash component will be offset by an equal reduction in the stock component of the total consideration.

On May 28, 2013, LPS signed a definitive agreement under which FNF will acquire all of the outstanding stock of LPS for $33.25 per common share, for a total equity value of approximately $2.9 billion.

Under the definitive agreement, FNF’s shares of common stock have been valued at $25.489 per share (the “Reference Price”).  Based on the increased cash component of the total consideration, that now represents a fixed exchange ratio of 0.42948 shares of FNF common stock for each share of LPS common stock.  Based on the Reference Price, FNF currently expects to issue approximately 37.8 million shares of FNF common stock to LPS common stockholders, representing approximately 14.2% of FNF’s pro-forma, fully diluted outstanding shares.

Based on today’s announcement, if FNF’s average common stock price at closing is greater than $26.763, the exchange ratio will be adjusted to reflect the increased value that would have been received at closing without today’s increase in the cash consideration.  If FNF’s average common stock price at closing is greater than $24.215 but less than $26.763, the exchange ratio remains fixed at 0.42948 per share of FNF common stock.  If FNF’s average common stock price at closing is between $20.00 and $24.215 per share, FNF will increase the number of shares of FNF common stock to be received by LPS stockholders such that LPS stockholders receive a minimum of $10.40 per share in value on the stock portion of the consideration, or $32.703 per share in total.  If FNF’s average common stock price at closing is less than $20.00, the exchange ratio will be fixed at 0.52000 per share of FNF common stock, in which event LPS will have a right to terminate the transaction.  Additionally, on or before three trading days prior to the anticipated date of effectiveness of FNF’s registration statement on Form S-4, FNF has the option to further increase the cash portion of the consideration from $22.303 per share of LPS common stock up to $33.25 per share of LPS common stock with a corresponding decrease in the stock portion of the merger consideration as provided for under the terms of the merger agreement, in which case the exchange ratio will be adjusted to reflect the new consideration mix.  However, if FNF elects to further increase the cash portion of the consideration and FNF’s average common stock price at closing is greater than $26.763, then the exchange ratio will be further adjusted to continue to reflect the increased value that would have been received at closing without any change in consideration mix.

The acquisition agreement includes a “go-shop” period effective through July 7, 2013, during which LPS is permitted to actively solicit alternative acquisition proposals from third parties. The acquisition agreement contains a break-up fee equal to approximately 1.25% of the total equity value of $2.9 billion payable to FNF if LPS terminates the acquisition agreement based on receiving a superior proposal during the “go-shop” period.  The acquisition agreement also contains a break-up fee equal to approximately 2.5% of the total equity value if LPS fails to hold a shareholders meeting or terminates the agreement after the expiration of the “go-shop” period because it received a superior proposal after the expiration of the “go-shop” period.  In addition, the acquisition agreement includes a break-up fee equal to approximately 2.5% of the total equity value if (i) a competing offer for LPS is made public by a third party, (ii) the acquisition agreement is terminated either as a result of the LPS shareholders voting against the transaction or the date of March 31, 2014 being reached and the LPS shareholders meeting not having been held or if LPS breaches its obligations which results in the failure of a closing condition and (iii) within twelve months after termination, LPS enters into or consummates any alternative transaction.

The transaction is subject to approval by LPS and FNF stockholders, approvals from applicable federal and state regulators and satisfaction of other customary closing conditions. Closing of the transaction is currently expected to occur in the fourth quarter of 2013.

About LPS

Lender Processing Services (NYSE: LPS) delivers comprehensive technology solutions and services, as well as powerful data and analytics, to the nation's top mortgage lenders, servicers and investors. As a proven and trusted partner with deep client relationships, LPS offers the only end-to-end suite of solutions that provides major U.S. banks and many federal government agencies the technology and data needed to support mortgage lending and servicing operations, meet unique regulatory and compliance requirements and mitigate risk.  These integrated solutions support origination, servicing, portfolio retention and default servicing. LPS' servicing solutions include MSP, the industry’s leading loan-servicing platform, which is used to service approximately 50 percent of all U.S. mortgages by dollar volume. LPS also provides proprietary data and analytics for the mortgage, real estate and capital markets industries.

LPS is a Fortune 1000 company headquartered in Jacksonville, Fla., and employs approximately 7,500 professionals. For more information, please visit www.lpsvcs.com.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements in this communication regarding the proposed acquisition of LPS by FNF, the expected timetable for completing the transaction, benefits and synergies of the transaction, future opportunities for the combined company and products and any other statements regarding FNF’s and LPS’ future expectations, beliefs, plans, objectives, financial conditions, assumptions or future events or performance that are not historical facts are “forward-looking” statements made within the meaning of Section 21E of the Securities Exchange Act of 1934. These statements are often, but not always, made through the use of words or phrases such as “believe,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect(s),” “estimate(s),” “project(s),” “positioned,” “strategy,” “outlook” and similar expressions. All such forward-looking statements involve estimates and assumptions that are subject to risks, uncertainties and other factors that could cause actual results to differ materially from the results expressed in the statements. Among the key factors that could cause actual results to differ materially from those projected in the forward-looking statements are the following: the ability to consummate the proposed transaction; the ability to obtain requisite regulatory and stockholder approval and the satisfaction of other conditions to the consummation of the proposed transaction; the ability of FNF to successfully integrate LPS’ operations and employees and realize anticipated synergies and cost savings; the potential impact of the announcement or consummation of the proposed transaction on relationships, including with employees, suppliers, customers and competitors; FNF and LPS are subject to intense competition and increased competition is expected in the future; LPS’ ability to adapt its services to changes in technology or the marketplace; the impact of changes in the level of real estate activity (including, among others, loan originations and foreclosures) on demand for certain of LPS’ services; LPS’ ability to maintain and grow its relationship with its customers; the effects of LPS’ substantial leverage on its ability to make acquisitions and invest in its business; the level of scrutiny being placed on participants in the foreclosure business; risks associated with federal and state enforcement proceedings, inquiries and examinations currently underway or that may be commenced in the future with respect to LPS’ default management operations, and with civil litigation relating to these matters; changes to the laws, rules and regulations that regulate LPS’ businesses as a result of the current economic and financial environment; changes in general economic, business and political conditions, including changes in the financial markets; the impact of any potential defects, development delays, installation difficulties or system failures on LPS’ business and reputation; and risks associated with protecting information security and privacy. Additional information concerning these and other factors can be found in LPS’ and FNF’s filings with the Securities and Exchange Commission (“SEC”), including LPS’ and FNF’s most recent Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.  FNF and LPS assume no obligation to update the information in this communication, except as otherwise required by law.  Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof and LPS undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Additional Information and Where to Find It

This communication may be deemed to be solicitation material in respect of the proposed acquisition of LPS by FNF. In connection with the proposed acquisition, LPS and FNF intend to file relevant materials with the SEC, including FNF’s registration statement on Form S-4 that will include a joint proxy statement of FNF and LPS that also constitutes a prospectus of FNF. Investors and security holders are urged to read all relevant documents filed with the SEC, including the joint proxy statement/prospectus, because they will contain important information about the proposed transaction. Investors and security holders are able to obtain the documents (once available) free of charge at the SEC’s website, http://www.sec.gov, or for free from LPS by contacting Nancy Murphy, LPS Vice President, Investor Relations, 904.854.8640, Nancy.Murphy@lpsvcs.com, or for free from FNF by contacting Daniel Kennedy Murphy, FNF Senior Vice President and Treasurer, 904-854-8120, dkmurphy@fnf.com. Such documents are not currently available.

Participants in Solicitation

FNF and its directors, executive officers and certain employees, and LPS and its directors, executive officers and certain employees, may be deemed to be participants in the solicitation of proxies from the holders of Company Common Stock and the holders of FNF common stock in respect of the proposed transaction. Information about LPS’ directors and executive officers is set forth in the proxy statement for LPS’ 2013 Annual Meeting of stockholders, which was filed with the SEC on April 9, 2013.  To the extent holdings of LPS securities have changed since the amounts contained in the proxy statement for LPS’ 2013 Annual Meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Information about FNF’s directors and executive officers is set forth in the proxy statement for FNF’s 2013 Annual Meeting of stockholders, which was filed with the SEC on April 12, 2013.  To the extent holdings of FNF securities have changed since the amounts contained in the proxy statement for FNF’s 2013 Annual Meeting of stockholders, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC.  Investors may obtain additional information regarding the interest of such participants by reading the joint proxy statement/prospectus regarding the acquisition (once available).  These documents (when available) may be obtained free of charge from the SEC’s website http://www.sec.gov, or from LPS and FNF using the contact information above.

Non-Solicitation

This communication shall not constitute an offer to sell or the solicitation of an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.  No offer of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.